ANUHCO, INC.

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To be Held May 23, 1995

        The Annual Meeting of Shareholders of Anuhco, Inc. ("Anuhco"), a Delaware Corporation, will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Tuesday, May 23, 1995, at 9:00 a.m., Central Daylight Time, for the following purposes:

        1. To consider and act upon a proposal to elect seven (7) directors of Anuhco;

        2. To consider and act upon a proposal to ratify the selection of Arthur Andersen LLP as independent public accountants for Anuhco for 1995; and

        3. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

        The foregoing matters are more fully described in the accompanying Proxy Statement.

        Stockholders of record on the books of Anuhco at the close of business on April 13, 1995 ("Shareholders") will be entitled to receive notice of and to vote at the meeting. A complete list of such Shareholders will be available for examination at the principal executive offices of Anuhco at 9393 West 110th Street, Suite 100, Overland Park, Kansas, by any Shareholder, for any purpose germane to the Annual Meeting, for the ten (10) days immediately preceding the Annual Meeting.

        YOUR VOTE IS IMPORTANT. TO INSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the meeting or to vote your shares personally at the meeting, if you wish to do so.
The prompt return of your proxy may save Anuhco additional expenses of solicitation.

        All Shareholders are cordially invited to attend the meeting.

                        By Order of the Board of Directors

                        /s/ Barbara J. Wackly
                        BARBARA J. WACKLY,
                        Corporate Secretary

Overland Park, Kansas
April 20, 1995

                            ANUHCO, INC.
                                                 April 20, 1995
                          PROXY STATEMENT
                FOR ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held May 23, 1995

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anuhco, Inc. ("the Company") to be used at the 1995 Annual Meeting of Shareholders of the Company ("Annual Meeting") which will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Tuesday, May 23, 1995, at 9:00 a.m. Central Daylight Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company.

        A copy of the Company's annual report for the fiscal year ended December 31, 1994, is enclosed herewith. Such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                        PROXIES AND VOTING

        Stockholders of record at the close of business on April 13, 1995 ("Shareholders") are entitled to one vote at the meeting for each share held. There were issued and outstanding, on April 13, 1995, 7,553,920 shares of common stock, par value $0.01 per share, of the Company ("Common Stock"). Such shares have no cumulative voting rights. The Company has no other class of stock outstanding.

        Shareholders who execute proxies retain the right to revoke them at any time before they are voted by giving to the Corporate Secretary of the Company written notice of revocation bearing a date later than the proxy date, by submission of a later-dated proxy or by revoking the proxy and voting in person at the meeting. Unless so revoked, proxies properly executed and returned will be voted in accordance with the instructions given therein or, if properly executed but no instructions are given, will be voted for the nominees for director named herein and for ratification of the selection of the independent public accountants.

        An automated system administered by the Company's transfer agent, Mellon Securities Trust Company, will be used to tabulate proxies submitted by Shareholders prior to the Annual Meeting. Votes cast and proxies received at the Annual Meeting will be manually tabulated by an inspector of election and the proxy count certified by the Company's transfer agent will be adjusted accordingly. Abstentions and broker non-votes are each counted for purposes of determining whether there is a quorum at the Annual Meeting. Abstentions are counted in the tabulations of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal presented to the Shareholders has been approved.

        The seven individuals receiving the greatest number of votes cast at the meeting will be elected as directors of the Company.
The affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the meeting is necessary for ratification of the selection of the independent public accountants.

                            PROPOSAL 1
                       ELECTION OF DIRECTORS

        Seven directors will be elected at the Annual Meeting to serve until the 1996 Annual Meeting of the Shareholders of the Company or until their successors are elected and qualified. In the absence of contrary instructions, each proxy will be voted for the election of the following named persons, all of whom are standing for re-election to the Board of Directors.

        Each of the nominees has advised the Company that he or she can and will serve as a director of the Company if elected. If for any reason any of the nominees shall become unavailable for election, the persons named in the accompanying proxy will vote for the other nominees and for a substitute nominee or nominees designated by the Board of Directors. The following information is given with respect to each nominee as of March 31, 1995.

                                                       Director of
Name, Principal Occupation                             the Company
and other Directorships                          Age       Since

Joe J. Brown                                     55       1991
President and a director of Brown Church Securi-
ties, Inc., Wichita, Kansas, a stock and bond
broker/dealer, from 1982 to February, 1995.  A
private investor since February, 1995.

William D. Cox                                   51       1991
President of Bel Aire Development, Inc., Wichita,
Kansas, a commercial and residential land development
company, since 1984; President of 3D Associates, Inc.,
Wichita, Kansas, a land development and construction
company since 1994; owner of Cox Enterprises of
Wichita, Inc., Wichita, Kansas, a new home and light
commercial construction company, from 1972 to 1993.

Lawrence D. ("Larry") Crouse                     54       1991
Vice President of the Company since 1991.  Chair-
man and Chief Executive Officer of CC Investment
Corporation (former parent of Crouse Cartage
Company and now a subsidiary of Anuhco) since
1987; and Chairman & Chief Executive Officer of
Crouse Cartage Company, a predominately less-
than-truckload motor carrier, the principal
business and subsidiary of the Company, since 1991.

Donald M. Gamet                                  79        1983
Chairman of the Audit Committee of the Board of
Directors since 1983.  Former Executive Vice
President, Finance, of Chicago Pacific Corpora-
tion, an officer of that company from 1984
through 1987 and special consultant to the chief
executive officer from 1987 to 1989.  Consultant
to Maytag Corporation in 1989 and 1990.  He is
a retired Senior Partner of Arthur Andersen & Co.;
was Chairman of that firm's Investment Committee
during 1977 and 1978 and Vice Chairman in charge
of its worldwide tax practice from 1972 to 1977.

Roy R. Laborde                                   56        1991
Chairman of the Board of Directors and its Compen-
sation Committee since the 1992 Shareholder Meet-
ing.  President of Amboy Grain, Inc., Amboy,
Minnesota, since 1985; President and Chief Oper-
ating Officer for Rapidan Grain & Feed, Rapidan,
Minnesota, from 1968 through 1988 and has contin-
ued to merchandise grain for that company.

Eleanor Brantley Schwartz                       58         1983
Chancellor and Chief Executive Officer of the
University of Missouri-Kansas City since 1992;
Interim Chancellor in 1991; and Vice Chancellor
for Academic Affairs from 1986 to 1991 after
serving as Dean of the Henry W. Bloch School of
Business and Public Administration from 1980 to
1986 at the University of Missouri-Kansas City.
Director of Country Club Bank, Kansas City,
Missouri and Mid-West Grain Products, Atchison,
Kansas.

Walter P. Walker                                  66       1983
Chairman of the Board of Directors from 1988 to
the 1992 Shareholder Meeting and Chairman of its
Compensation Committee from 1991 to the 1992
Shareholder Meeting.  A private consultant since
1983 in the area of telephone announcement equip-
ment and service; was President of Audichron Com-
pany, Atlanta, Georgia, a manufacturer of equip-
ment and announcement services for the telephone
industry, from 1973 to 1983.

     During the fiscal year ended December 31, 1994, the Board of Directors held four (4) regular meetings and two (2) special meetings.

Compensation of Directors

     Directors receive compensation of $4,000 per annum, plus $500 for each board meeting attended and $500 for each committee meeting attended when held on a day on which the board does not also meet, except the Chairman who receives $1,000 for each Board meeting and committee meeting. Directors receive $200 for telephonic meetings of either the board or its committees. Directors are also reimbursed for reasonable travel and other expenses incurred by them in performance of their duties as directors of the Company. Under the 1992 Incentive Stock Plan, approved by the Shareholders in the 1992 annual meeting, directors who are not employees receive options to purchase 2,000 shares of Common Stock on the first stock trading day immediately following each Annual Meeting of the Shareholders of the Company, at market value on such date.

     In addition, directors are compensated at the rate of $60 per hour for any special assignments. During 1994 Roy R. Laborde provided service on certain special assignments and received $500. No other directors received compensation for special assignments.

Committees of the Board of Directors

     The Company's Board of Directors has standing Audit and
Compensation Committees.  There is no standing Nominating
Committee.

     Members of the Audit Committee are Donald M. Gamet (Chairman), Joe J. Brown and William D. Cox. The Audit Committee met three times during the fiscal year ended December 31, 1994. The Audit Committee advises, reports to and makes recommendations to the Board of Directors on (i) audit procedures of the Company and its subsidiaries, (ii) general policy with regard to audit matters,
(iii) the financial and accounting controls of the Company and its subsidiaries, (iv) nominating independent public accountants to conduct the annual examination of the Company's financial statements, and (v) the results of the examination performed by the independent public accountants.

     Members of the Compensation Committee are Roy R. Laborde (Chairman), Eleanor Brantley Schwartz and Walter P. Walker. The Compensation Committee met once during the fiscal year ended December 31, 1994. The Compensation Committee (i) approves salaries and other compensation to be paid to the officers of the Company, (ii) administers the 1992 Incentive Stock Plan and makes recommendations for option grants under this plan, and (iii) reviews and makes recommendations to the Board of Directors on any proposed employee benefit plans and any proposed material changes to existing employee benefit plans for the Company and its subsidiaries.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.

                            PROPOSAL 2
             RATIFICATION OF SELECTION OF INDEPENDENT
                        PUBLIC ACCOUNTANTS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent public accountants for the Company for the 1995 fiscal year. Arthur Andersen LLP has served as independent public accountants for the Company since the Company's formation.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF ARTHUR ANDERSEN
LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of Common Stock, by the chief executive officer of the Company, by directors and nominees, and by all directors and executive officers of the Company, as a group, as of March 31, 1995:

                                        Amount and
    Name of Beneficial Owners           Nature  of
(and address of beneficial owners       Beneficial     Percent
other than directors and nominees)     Ownership (1)  of Class
Crouse Family (excluding Larry Crouse)  1,178,423 (2)  15.60%
 c/o Scudder Law Firm
 411 South 13th Street
 Suite 200
 Lincoln, Nebraska  68508
Joe J. Brown . . . . . . . . . . . .       42,000 (3)    .56%
William D. Cox . . . . . . . . . . .       54,500 (4)    .72%
Larry Crouse . . . . . . . . . . . .      188,036 (5)   2.49%
Donald M. Gamet. . . . . . . . . . .        5,500 (6)    .07%
Roy R. Laborde . . . . . . . . . . .      159,790 (7)   2.12%
Eleanor B. Schwartz. . . . . . . . .        6,000 (8)    .08%
Walter P. Walker . . . . . . . . . .       20,000 (9)    .26%
John P. Bigger . . . . . . . . . . .       22,863 (10)   .30%
Directors and executive officers as
a group (9 persons, including the
above)                                    499,462       6.61%


(1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

(2) The information contained herein is based upon a Schedule 13D dated September 5, 1991 ("Schedule 13D") and an Amendment No. 1 to
Schedule 13D dated November 1, 1991 ("Amendment") filed by five children and twelve grandchildren of Paul E. Crouse, deceased, who acquired 1,342,524 shares of Common Stock from the Company in connection with the Company's acquisition of CC Investment Corporation ("CCIC") and its wholly-owned subsidiary, Crouse Cartage Company ("Crouse Cartage") in 1991 (the "Crouse Family"). In the Schedule 13D and the Amendment, none of the individual members of the Crouse Family claimed sole or shared voting or investment power with respect to more than 5% of the outstanding shares of Common Stock, although each member claimed beneficial ownership of all 1,342,524 shares owned by the Crouse Family. Each member of the Crouse Family disclaimed membership in a group in the
Schedule 13D. According to the Schedule 13D, the amount of shares owned by members of the Crouse Family as reported in the Schedule 13D does not include 27,846 shares purchased in an independent transaction by a member of the Crouse Family and given to his children. The Amendment reported that Larry Crouse was in the process of purchasing 18,833 shares from another member of the Crouse Family. The Amendment also reported that the members of the Crouse Family, other than Larry Crouse, have no plan for further acquisition of Common Stock. The amount of shares listed in the above table does not include 188,036 shares owned by Larry Crouse, a director of the Company and one of the members of the Crouse Family (see Footnote (5) below), or 13,000 shares reported to the Company as being sold by the Crouse Family during 1994.

The Crouse Family (including Larry Crouse) and their affiliates are prohibited under an agreement with the Company from acquiring more than 5% of the outstanding Common Stock, in addition to shares received as a result of the Company's acquisition of CCIC and Crouse Cartage, or engaging in any transaction that risks triggering the limitation on net operating loss carryforwards and certain build-on losses due to an ownership change under Section 382 of the Internal Revenue Code ("Code"). Section 382 of the Code requires the Company to combine stockholders owning more than five percent (5%) of the Company for purposes of determining whether a change of control has occurred.

(3) Includes 5,000 shares subject to exercisable outstanding stock options. Does not include 67,800 shares owned by Carol Brown over which she exercises sole voting and investment power.

(4) Includes 5,000 shares subject to exercisable outstanding stock options.
(5) The issuance of 97,047 shares to Mr. Crouse on September 5, 1991 was reported in the Schedule 13D filed by the individual members of the Crouse Family (including Mr. Crouse). The issuance of an additional 34,221 shares to Mr. Crouse on November 1, 1991 was reported in the Amendment to Schedule 13D dated November 1, 1991 filed by the individual members of the Crouse Family (including Mr. Crouse). The Amendment also reported that Mr. Crouse was in the process of purchasing 18,833 shares of the restricted Common Stock from another member of the Crouse Family (consummation of this purchase was subsequently reported by Mr. Crouse in an SEC Form 4); that he intended to make open-market purchases which in the aggregate were not expected to exceed 100,000 shares; and that he had no other plans for further acquisition of Common Stock other than shares to be available under stock options granted under his employment agreement with the Company. Mr. Crouse disclaims beneficial ownership of the shares owned by other members of the Crouse Family. These shares include 20,000 shares subject to exercisable outstanding stock options.

(6) Includes 4,000 shares subject to exercisable outstanding stock options.

(7) Includes 3,150 shares subject to exercisable outstanding stock options and 740 shares owned by and registered in the name of his wife, Betty Laborde, over which they share voting power but Mrs.
Laborde retains sole investment power.

(8) Includes 5,000 shares subject to exercisable outstanding stock options.

(9) Includes 5,000 shares owned by and registered in the name of his wife, Mary Frances Walker, over which he shares investment power, 5,000 shares subject to exercisable outstanding stock options and 9,000 shares owned by Walker Investments, a general partnership of Mr. Walker's children and grandchildren over which he shares investment power but disclaims beneficial ownership under
Section 16 of the Securities and Exchange Act of 1934 because he and Mrs. Walker have no direct or indirect pecuniary interest in Walker Investments.

(10) Includes 8,000 shares subject to exercisable outstanding stock options.


Certain Relationships and Related Transactions

      Concurrent with the closing on the acquisition of CCIC and Crouse Cartage Company by the Company in September, 1991, Crouse Cartage leased 12 properties used in its operations from P&R Realty, Carroll, Iowa ("P&R Leases"), a sole proprietorship of Ruth Crouse, mother of Larry Crouse. Each of the P&R Leases provides for a term of ten years, a rental rate of 1% per month of the agreed value of the real estate, and grants Crouse Cartage the option to purchase the real estate at such agreed value, exercisable at any time during the term of the lease. The agreed values were negotiated based on the market value of each property, as established by an independent real estate appraiser, and are each equal to or less than such appraised values. The total of the agreed values is $2,619,000 and monthly lease payments by Crouse Cartage to P&R Realty totaled $314,280 for the P&R Leases in 1993. Effective January 1, 1994, the Company, through its subsidiaries, exercised its purchase options on these properties.

Compensation Committee Interlocks and Insider Participation

       The committee consists exclusively of non-employee directors appointed by resolution of the entire Board of Directors. Roy R. Laborde has been a non-employee Chairman of the Board of Directors since the 1992 Meeting of the Shareholders. Walter P. Walker was a non-employee Chairman of the Board of Directors from 1988 to the 1992 Meeting of the Shareholders. Chairman of the Board is defined in the Company's bylaws as an officer of the Company.

                     EXECUTIVE OFFICER COMPENSATION

Board Compensation Committee Report

       The responsibilities of the Compensation Committee ("Committee") include approval of the salaries and other compensation paid to executive officers of the Company. The Committee attempts to set executive officers' compensation at levels which are fair and reasonable to the shareholders of the Company and which will attract, motivate, retain and appropriately reward experienced executive officers who contribute to the success of the Company and the returns to its shareholders.

       Due in part to the limited number of executive officers of the Company, the Committee's compensation policies are subjective and informal. Executive officers' compensation is approved by the Committee after a subjective review which utilizes the business experience and knowledge of the Committee members. Its decisions are not based upon any specific criteria or financial performance measure. In determining compensation, the Committee considers a number of factors, including the financial condition of the Company or the subsidiary which employs the executive, such company's recent financial performance, the past performance of the executive officer and the Company's operating plans for the current year.
The Committee generally includes some form of incentive compensation in each compensation package, including stock options under the 1992 Incentive Stock Plan, to link a portion of the executive's compensation with future performance of the Company and/or the subsidiary which employs the executive. In making recommendations for the grant of stock options, in addition to considering the factors described above, the Committee considers the amount and terms of options already held by each executive officer. (Note: The Committee has not addressed a policy for qualifying compensation paid to executive officers in excess of the limits [$1,000,000] of Section 162(m) of the Internal Revenue Code, as no company executive's compensation approaches such limit).

       The Company had only two executive officers during 1994; Larry
D. Crouse, vice president of the Company and the chief executive officer of the Company's operating subsidiary, and John P. Bigger, the chief executive officer of the Company. Mr. Crouse's compensation for 1994 was only partially subject to the discretion of the Committee. As part of the Company's acquisition of the operating subsidiary, in 1991, the Company and the operating subsidiary and Mr. Crouse entered into agreements which governed
Mr. Crouse's total compensation through 1993. Mr. Crouse's compensation prior to 1994 under the agreements consisted of base salary, stock options and the right to cash payments under a long term incentive agreement based upon the average operating earnings of the operating subsidiary over a five-year period. In 1994 these agreements continued to govern Mr. Crouse's base salary and stock options. With respect to the long-term incentive agreement, which provided grants only through 1993, after a subjective review of Mr. Crouse's performance, and the operating subsidiaries' financial condition, recent performance and 1994 operating plans, the Committee decided to continue Mr. Crouse's participation under the long term incentive agreement at the same level as previous years.

       The Committee believes that Mr. Crouse's compensation for 1994 compares favorably with that of persons serving in similar positions with comparable sized common carriers. Mr. Crouse's salary is less than the low end of the "low-high range" of the compensation paid to chief executive officers of comparable sized (North Central carrier with $25 million to $100 million in revenue) common carriers, as reported in the latest (1993) Trucking Salaried Employees Compensation Studies of the American Trucking
Association. Including compensation under the long term incentive agreement, if the operating subsidiary's compound annual growth in average pretax earnings per share of Common Stock is at a rate of approximately 10%, Mr. Crouse's salary plus incentive payments would result in compensation at the low end of the "mid 50% range", assuming such compensation was payable in 1993. Compounded annual growth of approximately 20% or more in pretax earnings would allow his salary plus incentive cash payments to approach, but not exceed, the high end of the "mid 50% range". None of the companies in the peer group performance index are included in this comparison as they are all more than twice the size of the operating subsidiary.

       The compensation of the chief executive officer of the Company (John P. Bigger) ("CEO") for 1994 was based on an hourly rate for time actually worked, plus the grant of a stock option to encourage use of a long-term perspective in the performance of his duties.
The Company retains a CEO on an hourly basis because the subsidiaries of the Company are autonomous, with their own management teams, and the time required for general monitoring of the performance of the operating subsidiary and for performance of the public holding company duties varies during the year and is less than full time over a full year. The CEO's activities and work schedule are monitored by the Chairman of the Board on a regular basis and are reviewed by the full Board in regular Board meetings.

       Mr. Bigger has been paid at the same hourly rate since 1991. Based upon the Committee's subjective review of the factors listed above, the Committee allowed the hourly rate to continue at the same level for 1994. The Committee's determination to recommend an option grant to Mr. Bigger of the same size as 1992 and 1993 was based upon its subjective review of the factors listed above and its desire to continue to provide a modest incentive component to Mr. Bigger's compensation. The Committee did not rely upon any specific financial performance measure or other specific criteria in setting Mr. Bigger's compensation. The principal factor relied upon by the Committee in continuing the same compensation for 1994 was the Board's satisfaction with Mr. Bigger's performance of the tasks assigned to him by the Board.

                               COMPENSATION COMMITTEE

                               Roy R. Laborde, Chairman
                               Eleanor B. Schwartz
                               Walter P. Walker

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ANUHCO, INC.
     COMMON STOCK, AMEX MARKET AND MOTOR CARRIER PEER GROUP

                           [insert graph]

       Based on data furnished by Media General Financial Services, Richmond, Virginia. Assumes $100 invested at the close of business at December 31, 1989 in Company Common Stock, the Amex Market Index and the selected peer group. The total return calculated assumes the reinvestment of any dividends. Numbers used to prepare above graph were:

                     Year Ending December 31
                     1989   1990    1991    1992    1993    1994
Anuhco, Inc . . .    100    50.00  250.00  341.67  683.33 1383.33
Peer Group. . . .    100    83.95  121.05  134.31  134.49  130.69
Amex Market Index    100    84.80  104.45  105.88  125.79  111.12

        The industry peer group consists of all predominantly less-than-truckload motor carriers (or parent companies) publicly traded on any stock exchange for the last five years (5 companies: Arnold Industries, Inc., Carolina Freight Corporation, Consolidated Freightways, Inc., Roadway Services, Inc., and Yellow Freight System, Inc). Each member of the peer group had a much larger market capitalization than Anuhco.

                       Summary Compensation Table
                                    Long Term Compensation
             Annual Compensation   Awards          Payouts
                            Other             Securities    All
Name and                    Annual Restricted Underlying    Other
Principal                   Compen- Stock     Options LTIP  Compen-
Position  Year Salary Bonus sation  Award(s)   SARS  ayouts sation
                 (1)   ($)   ($)     ($)       (#)    ($)    ($)
John P.
Bigger,    1994 $72,609 -0-   -0-    -0-      5,000   -0-    -0-
President
and Chief  1993  89,140 -0-   -0-    -0-      5,000   -0-    -0-
Executive
Officer    1992  90,411 -0-   -0-    -0-      5,000   -0-    -0-

(1)  Includes $11,334, $7,204 $13,097 in 1994, 1993, and 1992,
respectively, paid to the Company by American Freight System, Inc., a wholly-owned subsidiary of the Company, to reimburse the Company for Mr. Bigger's services related to implementation of a reorganization plan. Mr. Bigger's employment by the Company is as needed and as scheduled, on a mutually agreeable basis, with the Chairman of the Board of Directors. His compensation is at the rate of $60 per hour (one-half rate for travel time), plus reimbursement of actual, reasonable out-of-pocket expenses. The Company provides no paid time off and he does not participate in any of the incentive programs or benefit plans of the Company or its subsidiaries other than (i) grants of stock options, at the sole discretion of the members of the Board of Directors who are not employees of the Company, under the 1992 Incentive Stock Plan;
(ii) by deferring a portion of his salary, under the provisions of
Section 401(k) of the Code, by contributions to a Crouse Cartage plan; and (iii) beginning in 1993, under an agreement with the Company, by deferring a portion of the balance of his salary (after contributions to the 401(k) plan) until after termination of his employment. Such deferred salary earns interest at the prime interest rate of the Company's bank.


              Option Grants in Last Fiscal Year
               Individual Grants              Potential Realizable
           Number of  % of Total            Value at Assumed Annual
          Securities  Options   Exer-        Rates of Stock Price
          Underlying Granted to  cise  Expir-   Appreciation for
           Options    Emps in   Price  ation     Option Term (1)
Name      Granted(#) Fiscal Yr  ($/Sh) Date     5% ($)  10% ($)
John P.
Bigger(2)   5,000       8%      $5.38  2/24/99  $7,424  $16,409

(1) Assumes increases at the indicated rates from the date of grant to the expiration date; even though the grants must be exercised within 6 months of termination of employment and Mr. Bigger does not intend to serve as an executive officer after May 23, 1995, and intends to retire and terminate employment before December 31, 1995.

(2)  Grant is an "Incentive Stock Option" under the Internal
Revenue Code. The exercise price was the market value on the date of grant. The option may be exercised with respect to 1,000 shares on and after February 25 of each of the years 1995 through 1999.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option
Values

                                   Number of
                                   Securities      Value of
                                   Underlying     Unexercised
                                   Unexercised   In-the-Money
                                   Options at     Options at
            Shares      Value      FY-End (#)     FY-End ($)
          Acquired on  Realized    Exercisable/   Exercisable/
Name     Exercise (#)     ($)     Unexercisable  Unexercisable
John P.
Bigger     2,000       13,188(1)   5,500/7,500  $38,204/$39,298

(1) Approximate amount of profit that would have been realized if the shares had been sold at the market closing price on the date of exercise. Mr. Bigger has retained these shares.

                     SHAREHOLDER PROPOSALS

   Any Shareholder proposal intended to be presented for action at the 1996 Annual Meeting of Shareholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before December 15, 1995, to be included in the Company's proxy material related to that meeting.

                           MISCELLANEOUS

   As of the date of this Proxy Statement, the Board of Directors knows of no other matter to be presented for consideration at the Annual Meeting, other than establishing the date and time of the new Board of Directors organizational meeting. If any other matter should properly come before the meeting, it is intended that shares represented by proxies in the accompanying form will be voted thereon in accordance with the best judgment of the persons named in the proxies.

   All expenses incurred in connection with this proxy solicitation will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees, by personal interview, telephone and telegram. The Company will also request brokers and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by them, and will pay all expenses in connection therewith.